1712172

# State of California

OFFICE OF THE SECRETARY OF STATE

CORPORATION DIVISION

I, *MARCH FONG EU*, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

*IN WITNESS WHEREOF*, I execute this certificate and affix the Great Seal of the State of California this

SEP 8 1992


THE GREAT SEAL OF THE STATE OF CALIFORNIA
EUREKA

March Fong Eu

*Secretary of State*

1712172

ENDORSED
FILED
In the office of the Secretary of State
of the State of California

SEP 2 1992
MARCH FONG EU, Secretary of State

# ARTICLES OF INCORPORATION

OF
PLH PRODUCTS, INC.

I.

The name of this corporation is PLH PRODUCTS, INC.

II.

All of the issued shares of capital stock of the corporation of all classes shall be held of record by not more than 35 persons. This is a close corporation.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

IV.

The name of the corporation's initial agent for service of process is KYUNG MIN PARK, who may be served at 10040 Greenleaf Avenue, Santa Fe Springs, Los Angeles, California 90670.

V.

The corporation is authorized to issue 10,000 shares of capital stock.

VI.

Any reorganization involving this corporation which results in the shareholders of the corporation receiving shares in a corporation that is not a close corporation may be approved by an affirmative vote of a majority of outstanding shares.

VII.

An amendment to these Articles deleting this corporation's designation as a close corporation may be adopted by the affirmative vote of a majority of the outstanding shares.

HEESOK PARK, Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

HEESOK PARK

A0673736

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PLH PRODUCTS, INC.

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

FEB 27 2008

The undersigned certify that:

1. They are the president and secretary, respectively, of PLH PRODUCTS, INC., a California corporation.

2. Article V of the Articles of Incorporation of this corporation is amended to read as follows:

   "The corporation is authorized to issue only one class of shares of stock, and the total number of shares which the corporation is authorized to issue is One Hundred Million (100,000,000) shares."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is Four Thousand One Hundred Four point Nine Zero Nine (4,104.909). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 31, 2007

Kyung Min Park, President

Kyung Min Park, Secretary

OFFICE OF THE SECRETARY OF STATE

A0768585

1712172

RESTATED ARTICLES OF INCORPORATION
OF
PLH PRODUCTS, INC.

FILED
Secretary of State
State of California

APR 0 6 2015

Kyung Min Park hereby certifies that:

1. He is the President and Secretary of PLH Products, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are restated to read in full as follows:

"I.

The name of the corporation is PLH Products, Inc.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock." The number of shares of Common Stock which this corporation is authorized to issue is 500,000,000. The number of shares of Preferred Stock which this corporation is authorized to issue is 20,000,000.

IV.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of each series outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

V.

Section 1. *Limitation of Directors' Liability.* The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

A0768585

Section 2. *Indemnification of Corporate Agents.* The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Section 3. *Repeal or Modification.* Any repeal or modification of the foregoing provisions of this Article V by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

VI.

There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors."

3. The foregoing amendment has been duly approved by the Board of Directors of the corporation.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 32,095,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: September 30, 2014

Kyung Min Park, President

Kyung Min Park, Secretary